Exhibit 99.1

Financial Statements

CYGNAL Integrated Products, Inc.

For the year ended December 31, 2002 and the nine-months
ended September 30, 2002 and 2003 (unaudited)
with Report of Independent Auditors

CYGNAL Integrated Products, Inc.

Financial Statements

For the year ended December 31, 2002 and the nine-months
ended September 30, 2002 and 2003 (unaudited)
with Report of Independent Auditors

Report of Independent Auditors

The Board of Directors

CYGNAL Integrated Products, Inc.

We have audited the accompanying balance sheet of CYGNAL Integrated Products, Inc. as of December 31, 2002, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CYGNAL Integrated Products, Inc. at December 31, 2002, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Austin, Texas
April 4, 2003,
except for Note 9, as to which the date is
November 11, 2003

CYGNAL Integrated Products, Inc.

Balance Sheets

	December 31, 2002	September 30, 2003
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,645,624	$8,741,090
Accounts receivable	1,052,530	678,273
Inventory	1,342,766	1,673,185
Prepaid expenses and other assets	90,015	37,146
Total current assets	15,130,935	11,129,694

Property and equipment:
Computer equipment	469,214	496,933
Furniture and fixtures	146,399	146,399
Software	1,567,416	1,594,190
Engineering equipment	651,596	993,440
Total property and equipment	2,834,625	3,230,962
Accumulated depreciation	(2,249,624)	(2,559,140)
Net property and equipment	585,001	671,822

Other assets	156,275	129,087

Total assets	$15,872,211	$11,930,603

CYGNAL Integrated Products, Inc.

Balance Sheets (continued)

	December 31, 2002	September 30, 2003
		(unaudited)
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$573,837	$480,025
Accrued expenses	588,970	599,849
Deferred income	34,616	207,399
Current portion of long-term debt	397,764	368,561
Total current liabilities	1,595,187	1,655,834

Long-term debt	309,653	339,946

Stockholders’ equity:
Preferred Stock – $0.0001 par value; 51,000,000 shares authorized
Series A Redeemable Convertible Preferred Stock – $0.0001 par value; 12,615,000 shares designated; 12,525,000 shares issued and outstanding; aggregate preferences on voluntary or involuntary liquidation are $5,010,000	1,253	1,253
Series B Redeemable Convertible Preferred Stock – $0.0001 par value; 8,500,000 shares designated; 8,080,000 shares issued and outstanding; aggregate preferences on voluntary or involuntary liquidation are $10,100,000	808	808
Series C Redeemable Convertible Preferred Stock – $0.0001 par value; 29,000,000 shares designated; 28,275,862 shares issued and outstanding; aggregate preferences on voluntary or involuntary liquidation are $20,500,000	2,828	2,828
Common Stock – $0.0001 par value; 76,000,000 shares authorized; 11,334,660 and 14,159,785 shares issued and outstanding at December 31, 2002 and September 30, 2003, respectively	1,134	1,416
Additional paid-in capital	35,846,987	36,268,014
Accumulated deficit	(21,885,639)	(26,339,496)
Total stockholders’ equity	13,967,371	9,934,823
Total liabilities and stockholders’ equity	$15,872,211	$11,930,603

See accompanying notes.

CYGNAL Integrated Products, Inc.

Statements of Operations

Year ended December 31,

Nine months ended September 30,

	2002	2002	2003
		(unaudited)

Revenue	$5,198,280	$3,179,560	$4,867,951
Cost of goods sold	1,792,274	1,078,460	1,546,787
Gross margin	3,406,006	2,101,100	3,321,164

Research and development	5,092,165	3,920,250	3,066,061
Selling and marketing	4,131,011	2,889,142	3,530,375
General and administrative	1,371,354	1,032,351	1,219,072
Loss from operations	(7,188,524)	(5,740,643)	(4,494,344)

Interest income, net	196,840	162,796	40,487
Net loss	$(6,991,684)	$(5,577,847)	$(4,453,857)

See accompanying notes.

CYGNAL Integrated Products, Inc.

Statement of Stockholders’ Equity

	Redeemable Convertible Preferred Stock		Common Stock		Additional		Total
	Number of Shares	Amount	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	Stockholders’ Equity

Balance at January 1, 2002	20,605,000	$2,061	10,223,416	$1,022	$15,306,056	$(14,893,955)	$415,184
Exercise of Common Stock Options	—	—	1,111,244	112	150,862	—	150,974
Issuance of Series C Redeemable Convertible Preferred Stock	28,275,862	2,828	—	—	20,497,172	—	20,500,000
Issuance Costs of Series C Redeemable Convertible Preferred Stock	—	—	—	—	(107,103)	—	(107,103)
Net loss	—	—	—	—	—	(6,991,684)	(6,991,684)
Balance at December 31, 2002	48,880,862	$4,889	11,334,660	$1,134	$35,846,987	$(21,885,639)	$13,967,371

See accompanying notes.

CYGNAL Integrated Products, Inc.

Statements of Cash Flows

	Year ended December 31,	Nine months ended September 30,
	2002	2002	2003
		(unaudited)

Operating activities
Net loss	$(6,991,684)	$(5,577,847)	$(4,453,857)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	772,224	615,998	409,130
Write-down of property and equipment	43,663	42,265	1,181
Changes in operating assets and liabilities:
Accounts receivable	(921,419)	(418,134)	374,257
Inventory	(797,541)	(643,793)	(330,419)
Prepaid expenses and other assets	85,697	81,734	52,869
Other assets	(24,377)	(622)	(68,634)
Accounts payable	436,863	185,561	(93,812)
Accrued expenses	320,981	380,998	10,879
Deferred income	20,673	(5,690)	172,783
Net cash used in operating activities	(7,054,920)	(5,339,530)	(3,925,623)

Investing activity
Purchase of property and equipment	(316,015)	(287,062)	(401,310)
Cash used in investing activity	(316,015)	(287,062)	(401,310)

Financing activities
Proceeds from long-term debt	360,593	—	377,655
Payments on principal of long-term debt	(759,430)	(630,315)	(376,565)
Proceeds from issuance of Common Stock	150,974	140,902	421,309
Proceeds from issuance of Series C Redeemable Convertible Preferred Stock	19,750,000	19,750,000	—
Issuance costs of Series C Redeemable Convertible Preferred Stock	(107,103)	(105,983)	—
Net cash provided by financing activities	19,395,034	19,154,604	422,399

Net increase (decrease) in cash and cash equivalents	12,024,099	13,528,012	(3,904,534)
Cash and cash equivalents, beginning of year	621,525	621,525	12,645,624
Cash and cash equivalents, end of year	$12,645,624	$14,149,537	$8,741,090

Noncash transactions:
Conversion of convertible promissory notes payable to Series C Redeemable Convertible Preferred Stock	$750,000	$750,000	$—

Supplemental disclosures:
Interest paid	$85,890	$68,796	$46,190

See accompanying notes.

CYGNAL Integrated Products, Inc.

Notes to Financial Statements

1.            Organization

CYGNAL Integrated Products, Inc. (the Company) was incorporated under the laws of the state of Delaware on January 28, 1999. The Company began operations in March 1999 as a developer of in-system programmable, mixed signal system-on-chip products and associated support tools. The Company’s products integrate analog, high-speed digital, and FLASH memory functions into a single device. The combination of mixed-signal integration and in-system programmability is designed to benefit the user through higher component integration, greater design flexibility, faster time-to-market, improved system performance, and increased product differentiation. The products are application solutions addressing a broad range of markets, including communications systems, industrial equipment, and consumer products.

2. Significant Accounting Policies

Interim Financial Statements (unaudited)

In the opinion of management, the unaudited interim financial statements at September 30, 2003 and for the nine months ended September 30, 2002 and 2003 include all adjustments, consisting only of normal recurring accruals, necessary to present fairly the Company’s financial position at September 30, 2003, and results of operations and cash flows for the nine months ended September 30, 2002 and 2003. Results for the nine months ended September 30, 2003 are not necessarily indicative of the results to be expected for the entire year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents primarily consist of cash deposits and liquid investments with original maturities of three months or less when purchased and are stated at cost, which approximates fair value.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, trade receivables and payables, accrued expenses, and notes payable, approximate fair value.

Inventory

Inventory is stated at the lower of cost or market, determined using the first-in first-out method.

Property and Equipment

Property and equipment are carried at cost, less accumulated depreciation. Depreciation of property and equipment is computed using the straight-line method over the useful lives of the assets, which are generally three years.

Long-Lived Assets

The Company evaluates its long-lived assets in accordance with Financial Accounting Standards Board Statement (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.  Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets and would be written off in the period in which the determination was made.

Revenue Recognition

Revenue from product sales direct to customers and distributors is recognized upon title transfer, which generally occurs upon shipment, except sales to distributors under agreements allowing certain rights of return and price protection on products unsold by such distributors. Accordingly, the Company defers revenue and gross profit on such sales until the product is sold by the distributors.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expenses for the year ended December 31, 2002 were approximately $263,000.

Patent Application Costs

The Company does not capitalize fees or costs related to filing for patents because of uncertainties regarding the realizable value of the technology and recoverability. All patent costs have been expensed as incurred.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. This Statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, which prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options. As allowed by SFAS No. 123, the Company has elected to account for its employee stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees.

The following illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123:

	Year ended December 31,	Nine months ended September 30,
	2002	2003	2002
		(unaudited)

Net loss – as reported	$(6,991,684)	$(5,577,847)	$(4,453,857)
Total stock-based compensation cost, included in the determination of net loss as reported	—	—	—
Total stock-based employee compensation cost, that would have been included in the determination of net loss if the fair value-based method had been applied to all awards	(33,217)	(21,796)	(24,008)
Pro forma net loss	$(7,024,901)	$(5,599,643)	$(4,477,865)

Concentration of Credit Risk and Significant Customers

Financial instruments, which potentially subject the Company to credit risk, consist of short-term investments and accounts receivable. The Company’s short-term investments, which are included in cash and cash equivalents for reporting purposes, are placed with high-credit quality financial institutions and issuers. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers.

The Company’s distributor in North America accounted for approximately 11% of revenue during the year ended December 31, 2002, and approximately 7% of the accounts receivable balance at December 31, 2002. Other than the Company’s distributor in North America, there was one other customer that accounted for 16% of net revenues in 2002. And at December 31, 2002, one additional customer accounted for approximately 25% of the accounts receivable balance.

Retirement Plan

The Company has a qualified IRS Section 401(k) plan for its employees. Employee participation in the Plan and salary deferral is optional. Currently, the Company does not match employee contributions.

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income and its components in the financial statements. There were no differences between net income (loss) and comprehensive income (loss) during any of the periods presented.

Recent Pronouncements

In June 2001, the FASB issued Statements of Financial Accounting Standards (SFAS) No. 141, Business Combinations and No. 142, Goodwill and Other Intangible Assets.

Under the new rules, goodwill and indefinite-lived intangible assets are no longer amortized but are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. The Company adopted SFAS No. 142 on January 1, 2002, and adoption did not have a material impact on the results of operations or financial position of the Company.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of; however, it retains the fundamental provisions of that Statement related to the recognition and measurement of the impairment of long-lived assets to be “held and used.” In addition, the Statement provides more guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset (group) to be disposed of other than by sale (e.g., abandoned) be classified as “held and used” until it is disposed of, and establishes more restrictive criteria to classify an asset (group) as “held for sale.” The Company adopted SFAS No. 144 on January 1, 2002, and adoption did not have a material impact on the results of operations or financial position of the Company.

In June 2002 the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. This Statement is effective for exit or disposal activities initiated after December 31, 2002. The Company does not believe that the adoption of SFAS No. 146 will have a material impact on the Company’s financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, an Amendment of SFAS No. 123. This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value-based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. Since the Company continues to account for stock-based compensation using the intrinsic value method in accordance with APB No. 25, the adoption of SFAS No. 148 requires prominent disclosures about the effects of FAS No. 123 on reported net loss. The required disclosures have been included in Note 2.

3. Inventories

Inventory consists of the following:

	December 31, 2002	September 30, 2003
		(unaudited)

Raw materials	$9,162	$12,843
Work-in-progress	1,104,233	1,361,519
Finished goods	229,371	298,823
	$1,342,766	$1,673,185

4. Convertible Promissory Notes

On December 17, 2001, the Company issued $750,000 in the form of Convertible Promissory Notes (the “Notes”) with an interest rate of 2.48%. On January 11, 2002, the Notes converted into Series C Redeemable Convertible Preferred Stock (see Note 6).

5. Long-Term Debt

Long-term debt consists of the following at December 31, 2002:

Line of credit term note, due May 1, 2003, payable in monthly installments of $2,554.38 with interest as defined in the loan agreement (8.62% at December 31, 2002)	$13,825
Line of credit term note, due September 1, 2003, payable in monthly installments of $6,813.40 with interest as defined in the loan agreement (8.07% at December 31, 2002)	62,197
Line of credit term note, due January 1, 2004, payable in monthly installments of $2,220.26 with interest as defined in the loan agreement (7.25% at December 31, 2002)	28,332
Line of credit term note, due March 1, 2004, payable in monthly installments of $1,987.81 with interest as defined in the loan agreement (8.50% at December 31, 2002)	28,535
Line of credit term note, due March 1, 2003, payable in monthly installments of $9,736.46 with interest as defined in the loan agreement (8.50% at December 31, 2002)	23,511
Line of credit term note, payable due August 1, 2004, payable in monthly installments of $5,640.69 with interest as defined in the loan agreement (8.50% at December 31, 2002)	102,727
Line of credit term note, due August 1, 2003, payable in monthly installments of $4,857.00 with interest as defined in the loan agreement (8.50% at December 31, 2002)	34,557
Line of credit term note, due October 1, 2004, payable in monthly installments of $3,444.02 with interest as defined in the loan agreement (8.50% at December 31, 2002)	68,333
Line of credit term note, due October 1, 2003, payable in monthly installments of $410.10 with interest as defined in the loan agreement (8.50% at December 31, 2002)	3,659
Line of credit term note, due October 31, 2005, payable in monthly installments of $10,624.34 with interest as defined in the loan agreement (6.75% at December 31, 2002)	327,950
Line of credit term note, due October 31, 2004, payable in monthly installments of $668.22 with interest as defined in the loan agreement (6.75% at December 31, 2002)	13,791
Total long-term debt	707,417
Less current portion	397,764
Long-term debt, net of current portion	$309,653

These notes payable obligations are borrowings with one institutional financing provider. The indebtedness is collateralized by the assets of the Company. In September 2002 this financial institution made an additional credit commitment of $4 million, which includes a committed equipment line of up to $2 million and a committed revolving line of up to $2 million. As of December 31, 2002, the Company had available approximately $1,639,400 under the committed equipment line and $2 million under committed revolving line.

Long-term debt as of December 31, 2002 matures as follows:

Fiscal Year Ending

Maturities

2003	$397,764
2004	206,625
2005	103,028
$707,417

6. Stockholders’ Equity

Common Stock

On January 9, 2002, the Company increased the authorized shares of Common Stock to 76,000,000 with a par value of $0.0001. The Common Stock is subject to the prior and superior rights of the Preferred Stock. The holders of Common Stock are entitled to one vote per share. As of December 31, 2002, the Company had reserved shares of Common Stock for future issuance as follows:

Conversion of Convertible Preferred Stock	50,115,000
Exercise of Common Stock Options	7,915,340
58,030,340

At December 31, 2002, certain stockholders of the Company held 6,250,000 shares of Common Stock that are subject to stock restriction agreements and vesting provisions, of which 177,154 shares were subject to repurchase. The stock restriction agreements grant the Company the right to repurchase any unvested shares within the 90-day period following the date the stockholder ceases to be employed by the Company, and prohibits the transfer of any unvested shares without the prior written consent of the Company.

The repurchase rights and transfer restrictions terminate upon the occurrence of certain Corporate Transactions, as defined, or in the event of the involuntary termination of the officer or at the expiration of the 90-day period. Under these agreements, each such stockholder is fully vested in 33.33% of his shares upon issuance and vests in a series of equal monthly installments measured from the vesting commencement date as defined in each respective agreement.

Series A, Series B and Series C Preferred Stock

On January 9, 2002, the Company increased the authorized classes of Preferred Stock to a maximum of 51,000,000 cumulative shares with a par value of $0.0001. On January 11, 2002, the Company closed a third round of financing for 28,275,862 shares of Series C Redeemable Convertible Preferred Stock (“Series C Preferred Stock”) at $0.725 per share. The proceeds from the issuance of the Series C Preferred Stock were approximately $19,643,000, net of issuance costs of approximately $107,000 and the conversion of $750,000 of Convertible Promissory Notes (see Note 4).

Each share of Series A, Series B and Series C Preferred Stock is convertible upon issuance, at the option of the holder, based on a one-for-one ratio equal to the original Series A, Series B and Series C Preferred Stock issue price subject to adjustment for dilution. Each share of Series A, Series B and Series C Preferred Stock automatically converts into the number of shares of Common Stock into which such shares are convertible at the then effective conversion ratio upon: (i) the closing of a public offering of Common Stock whose gross proceeds are at least $25,000,000, and whose price per share paid by the public is at least $2.90, or (ii) the date specified by written consent or agreement of one-half of the then outstanding stockholders of Series A and Series B Preferred Stock and of two-thirds of the then outstanding stockholders of Series C Preferred Stock. The conversion prices for Series A, Series B and Series C Preferred Stock at December 31, 2002 were $0.40, $1.25, and $0.725 per share, respectively.

In the event of any voluntary or involuntary liquidation of the Company: (i) the holders of the Series A Preferred shall be entitled to receive, prior and in preference to any distribution of assets of the Company to the holders of Common Stock, an amount for each share of $0.40, plus unpaid accrued dividends whether or not earned or declared; (ii) the holders of the Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock, an amount for each share of $1.25, plus unpaid accrued dividends whether or not earned or declared; and (iii) the holders of the Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock, an amount for each share of $0.725, plus unpaid accrued dividends whether or not earned or declared.

Each holder of Series A, Series B and Series C Preferred Stock has voting rights equal to Common Stock. The holders of Series A, Series B and Series C Preferred Stock will be entitled to receive, when, as, and if declared by the Board of Directors, dividends on each share of Preferred Stock, at the annual rate of $0.028 per share, $0.0875 per share and $0.0507 per share, respectively, as adjusted for any dividends, combinations, or splits. Commencing on January 1, 2007, dividends shall be cumulative and shall accrue on each share of Preferred Stock from day to day, whether or not earned or declared. Unpaid accrued dividends on each share of Preferred Stock shall be payable upon the liquidation, dissolution, or winding up of the Company, or upon the redemption or conversion of the Preferred Stock.

Warrants

In August 1999, in connection with the original equipment line of credit, the Company issued a warrant to purchase 90,000 shares of Series A Preferred Stock at $0.40 per share, which is exercisable for a seven-year period beginning August 27, 1999. In February 2001, in connection with an increase in the line of credit, the Company issued a warrant to purchase 36,000 shares of Series B Preferred Stock at $1.25 per share, which is exercisable for a seven-year period beginning February 20, 2001. In September 2002, in connection with an additional credit commitment of $4 million, the Company issued a warrant to purchase 90,000 shares of Series C Preferred Stock at $0.725 per share, which is exercisable for a seven-year period beginning September 13, 2002; additionally, the Company is obligated to issue a warrant to purchase 30,000 shares of Series C Preferred Stock at $0.725 per share if and when it takes an advance under the committed revolving line portion of the credit commitment. No amount was allocated to the value of these warrants, as such amount was not significant.

Stock Options

The Company’s 1999 Stock Option/Stock Issuance Plan (the Plan) allows for the grant of options to purchase shares of Common Stock and the issuance of Common Stock directly to eligible persons. The Plan provides for the options to be either Incentive Options or Non-Statutory Options. On January 9, 2002, the shares of Common Stock reserved for issuance under the Plan was increased to 13,000,000. The exercise price per share of Incentive Options shall not be less than 100% of the fair market value of the shares of Common Stock.

Vesting is generally 25% after one year of service, and the remaining vests ratably each month over the following three years. No option shall have a term exceeding ten years from the grant date.

The Plan provides that options are fully exercisable at the time of the grant. Options exercised prior to an employee becoming fully vested in such options are subject to repurchase by the Company should the employee be terminated or leave the Company prior to becoming fully vested in such options. As of December 31, 2002, there were 2,628,588 options exercised that are subject to repurchase.

A summary of the Company’s 1999 Stock Plan activity and related information for the year ended December 31, 2002, follows:

	Shares Available for Grant	Options Outstanding	Range of Exercise Prices	Weighted- Average Exercise Price

Balance at January 1, 2002	2,469,934	1,556,650	$0.04 – 0.13	$0.10
Additional shares reserved	5,000,000	—	—	—
Granted	(6,576,500)	6,576,500	0.15	0.15
Exercised	—	(1,111,244)	0.04 – 0.15	0.14
Forfeited	620,323	(620,323)	0.04 – 0.15	0.14
Balance at December 31, 2002	1,513,757	6,401,583	$0.04 – 0.15	$0.14

The weighted average remaining contractual life of options outstanding as of December 31, 2002 is 8.9 years. There were 557,094 options exercisable and not subject to repurchase as of December 31, 2002, with a weighted average exercise price of $0.07. Pro forma information regarding net loss is required by SFAS No. 123, and has been determined as if the Company had accounted for its stock options under the fair value method of that Statement. The fair value for options was estimated at the date of grant using a minimum value option pricing model with the following assumptions: risk free interest rate of 2.0%, a dividend yield of 0% and an expected life of five years. The weighted average fair value of options granted during 2002 was $0.01.

For purposes of pro forma disclosure, the estimated fair value of options is amortized to expense over the vesting period of the option. The Company’s pro forma net loss is $7,024,901 for the year ended December 31, 2002.

Option valuation models require the input of highly subjective assumptions. Because changes in the subjective assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s stock-based awards to employees.

7. Lease Commitments

The Company is obligated under operating lease agreements covering certain facilities and equipment. Rental expense was approximately $315,000 for the year ended December 31, 2002. Future minimum payments by year and in aggregate for all operating leases with initial terms of one year or more consist of the following at December 31, 2002:

2003	$327,823
2004	191,230
Total minimum lease payments	$519,053

8. Income Taxes

As of December 31, 2002, the Company had federal net operating loss carryforwards of approximately $21,052,201 and research and development tax credit carryforwards of approximately $447,069. The net operating loss carryforwards and research and development tax credit carryforwards will expire beginning in 2019, if not utilized.

Utilization of the federal net operating losses and credit carryovers may be subject to a substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986, as amended. The annual limitation may result in the expiration of net operating losses and credit carryovers before utilization.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes as of December 31, 2002 are as follows:

Deferred tax liabilities:
Prepaid expenses	$(16,763)

Deferred tax assets:
Tax carryforwards	8,236,384
Depreciable assets	241,668
Accrued expenses	55,149
Deferred revenue	12,808
Net deferred tax assets	8,529,246
Valuation allowance for net deferred tax asset	(8,529,246)
Net deferred taxes	$—

The Company has established a valuation allowance equal to the net deferred tax assets due to uncertainties regarding the realization of deferred taxes based on the Company’s lack of earnings history. The valuation allowance increased by approximately $2,757,000 during 2002.

The Company’s provision for income taxes differs from the expected tax expense (benefit) amount computed by applying the statutory federal income tax rate of 34% to income before taxes, primarily as a result of the application of the valuation allowance.

9. Subsequent Event

In May 2003, the FASB issued SFAS No. 150, Accounting For Certain Financial Instruments With Characteristics Of Both Liabilities And Equity.  SFAS No. 150 establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity.  The provisions of SFAS No. 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. For nonpublic entities, mandatorily redeemable financial instruments are subject to the provisions of this Statement for the first fiscal period beginning after December 15, 2003.  The Company does not believe that the adoption of SFAS No. 150 will have a material impact on the Company’s results of operations or financial position, as the outstanding Preferred Stock of the Company is not mandatorily redeemable.

In July 2003, the Company entered into the Third Amendment to Office Lease Agreement with its current landlord (the “Amendment’).  Under the terms of the Amendment the Company will lease a total of 26,292 square feet at its current location.  The commencement date is October 1, 2003 and it expires on September 30, 2010.  The Agreement includes a lease termination option after September 30, 2008.  The total future minimum payments due under the Amendment are approximately $1,761,000, including a termination fee.

On September 25, 2003, the Company and Silicon Laboratories, Inc. (Silicon Laboratories) entered into an Agreement and Plan of Reorganization pursuant to which Silicon Laboratories agreed to acquire the Company for initial consideration of 1,191,658 shares of Silicon Laboratories’ common stock. In addition, Silicon Laboratories is obligated to issue up to an additional 1,290,963 shares of common stock to shareholders of the Company based on the achievement of certain revenue milestones during the twelve-month period commencing on April 4, 2004 and ending on April 2, 2005.  The additional shares will become issuable as follows: (1) up to 297,915 shares on a pro rata basis for every dollar of product revenues during the period in excess of $10.0 million up to $15.0 million, plus; (2) up to 496,524 shares on a pro rata basis for every dollar of product revenues during the period in excess of $15.0 million up to $20.0 million, plus; (3) up to 496,524 shares on a pro rata basis for every dollar of product revenues during the period in excess of $20.0 million up to $24.0 million.  The acquisition is subject to customary closing conditions, including regulatory approvals with respect to the issuance of Silicon Laboratories shares and the approval of the Company’s shareholders.